DISTRIBUTION AGREEMENT

THIS AGREEMENT dated for reference and effect the 20th day of April, 2012.
BETWEEN:	Abattis Biologix Corp

OF:	310 - 885 Dunsmuir St Vancouver, BC V6C 1N5

(hereinafter referred to as the "Manufacturer")

OF THE FIRST PART

- AND -
BETWEEN:	Hedley Enterprises Ltd

OF:	5A - 2010 Currie Blvd Brandon, MB R7B 4E7

(hereinafter referred to as the "Distributor")

OF THE SECOND PART

WHEREAS:
A.	Manufacturer is engaged in the manufacture and distribution of natural products, the first one containing components that, when introduced into a mammalian system, creates nitric oxide (hereinafter referred to as the "Technology"). Manufacturer possesses certain patents, licenses, trademarks, trade names and manufacturing techniques that allow it to manufacture and distribute finished products that incorporate certain aspects of the Technology (hereinafter referred to as the "Products'');

B.	Manufacturer manufactures, labels, and markets the Products in Canada and other jurisdictions;

C.	The Distributor wishes to acquire from Manufacturer the exclusive right to purchase, resell and distribute the Products within Canada.

NOW THEREFORE IN CONSIDERATION OF THE PREMISES and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1.0	DISTRIBUTORSHIP

1.1	Manufacturer grants to the Distributor, subject to the conditions set forth in this Agreement, an exclusive right to sell and distribute the Products to all retail distribution channels (including, but not limited to, health food stores, grocery stores, fitness stores/facilities/gyms, and similar retail establishments) in Canada with the only exception being mutually agreed upon direct-to-consumer marketing channels presently available to Manufacturer. Manufacturer agrees not to pursue any Canadian end user markets which put them in direct competition with Distributor, with the above exception (for purposes of explanation, but not by way of limitation, internet sales, online stores, direct communication and advertising).

2.0	TERM

2.1	The term of this Agreement shall be for a period of Five (5) years commencing on the last date of execution hereinafter attested to by the Parties (hereinafter called the "Initial Terms"). Renewal of the Initial Term for successive following terms shall be in the sole discretion of the Manufacturer understanding, however, in the event that the Distributor meets the term of this agreement during the Initial Term and meets the Parties' agreed upon sales targets indicated in Schedule A attached hereto (which may be revised upon mutual agreement from time to time) during the Initial Term, the Manufacturer will give Distributor first preference in maintaining the relationship and renewing the Initial Term for a successive period of time mutually agreed upon by the Parties. Upon termination of this Agreement all rights acquired by the Distributor pursuant to this Agreement shall cease.

3.0	SALE PRICE OF PRODUCTS

3.1	Manufacturer shall provide the Distributor with a wholesale price list of its products from time to time (hereinafter referred to as the "Wholesale Price List").

(a)

Manufacturer shall sell the Products to the Distributor at a price equal to fifty percent (50%) of the wholesale price of the Products as shown on the Wholesale Price List (hereinafter referred to as the "Sale Price'').

(b)	The Sale Price shall include shipping costs to Brandon, Manitoba for regular, scheduled shipments at a rate of up to two shipments per month, providing that each shipment is at least one pallet in size, (hereinafter referred to as the "Minimum Shipment Size"). In the event that the Minimum Shipment Size is not met, Distributor shall reimburse Manufacturer any actual and invoiced shipping costs for the Products.

(c)	Manufacturer reserves the right to amend the Wholesale Price List from time to time. The new Wholesale Price List shall come into effect once a copy has been sent by fax or electronic mail to the Distributor. Orders for sales received by Manufacturer prior to the revised Wholesale Price List being sent to the Distributor shall be subject to the Wholesale Price List being in effect when the orders were received by the Manufacturer from the Distributor.

3.2	The Distributor shall sell the Products to its wholesale customers at the prices established in the Wholesale Price List, or at pricing mutually agreeable to both parties.

3.3	The Distributor shall establish a recommended retail sale price list for the Products from time to time (hereinafter referred to as the ''Retail Price List''). Distributor agrees to provide Manufacturer with the Retail Price List when initially developed and at each point where the Retail Price List is amended and/or otherwise changed.

3.4	It is agreed between the Parties that it might occasionally be advantageous to maintain an unusually large short-term inventory of the Products (hereinafter "Excess Inventory") at the warehouse run by the Distributor in Brandon.

(a)	In such an event the Parties agree that Excess Inventory will be provided on a conditional sale agreement. The Parties will determine the terms of the Excess Inventory in due course.

(b)	In the event that mutually agreed upon commercial terms for the Excess Inventory cannot be agreed to by the Parties (in either Party's sole and exclusive discretion), Manufacturer is under no obligation to provide Excess Inventory in any manner other than specifically addressed in this Agreement.

(c)	In the event that Excess Inventory commercial terms are agreed upon and the Manufacturer makes such Excess Inventory available to the Distributor the Excess Inventory shall be maintained in the Distributor's warehouse in accordance with good manufacturing practices (hereinafter referred to as "CGMP").

(d)	The Distributor covenants that all Excess Inventory shall be properly insured in such amount as required by Manufacture in its sole and exclusive discretion.

4.0	EXCLUSIVITY

4.1	Manufacturer covenants that during the terms of this Agreement it will not grant the right to any other party to sell or distribute the Products within Canada, subject to the aforementioned limitations on channel of sale outlined in Section 1.1.

5.0	TERMS OF SALE

5.1	The Distributor shall pay for the Products on a term basis to be mutually agreed upon by the Distributor and Manufacturer. It is anticipated that shipments shall be made every six (6) to eight (8) weeks.

5.2	Manufacturer agrees to support at least two (2) National Sales Promotions each year during the term of this Agreement. Suggested sale structure for the National Sales Promotion in the first year will be a discount of ten percent (10%) on the Products for a maximum of 1 month on each of the promotions. The Distributor agrees to pass along this discount and an additional ten percent (10%) minimum discount to participating retailers. Minimum discount offered to retailers during these sales will be twenty percent (20%) less than Wholesale Subsequent National Sales Promotions following the first year will be agreed upon mutually in writing by the Parties.

5.3	The failure of Manufacturer to make any one or more deliveries hereunder (or any portion thereof) when due shall not constitute a default of this Agreement if caused by an event of Force Majeure. For the purposes of this Agreement "Force Majeure" means any event or circumstance beyond the reasonable control of Manufacturer, including' without limiting the generality of the foregoing, fire:, explosion, flood, wind storm, freezing, war', labour dispute or other act of God. The term "Force Majeure" notwithstanding the prior enumerated list, contemplates and is intended to encompass all such actions and/or circumstances as have been given to the term by the courts of appropriate jurisdiction in which :this Agreement shall be enforced.

6.0	MARKETING RESPONSIBILITIES

6.1	The Manufacturer shall be responsible for the creation and maintenance of a National marketing program or campaign for the Products in Canada and will guarantee ten percent ( l 0%) of sales toward this program. The Distributor shall be responsible for local advertising and will guarantee a three percent (3%) co-op advertising program to be offered to retailers and an additional twenty percent (20%) to be spent in localized areas. The Distributor shall not be reimbursed fur any of these costs by Manufacturer. Advertising venues and the content of such advertisements will be mutually agreed in writing by the Parties in their sole and exclusive discretion, at least once yearly.

6.2	The Distributor shall use its bet efforts to assemble and maintain a selling organization to achieve the maximum amount or sales and distribution of the Products in Canada. The Distributor shall be responsible for all costs associated with the sale and distribution on the Products within Canada. The Distributor shall not be reimbursed for any of these costs by Manufacturer.

6.3	The Distributor shall use its best efforts to develop chain and private label accounts for the products of Manufacturer. Manufacturer agrees to participate in these efforts, if such participation is determined in its sole and exclusive discretion, to be within Manufacturer's best interest.

7.0	CHANGES AND SPECIFICATIONS

7.1	Manufacturer covenants that the Products will be manufactured in accordance with Hea1th Canada regulatory standards - for example, but not by limitation, pursuant to the CGMP standards then existing - in order to preserve the consistent quality and suitability for use of the Products.

7.2	Manufacturer may make modifications to the formula and the method of manufacture if the Products any time consistent with Section 7.1.

7.3	Manufacturer reserves for itself the right to discontinue the manufacture of any of the Products without incurring any obligation or liability to the Distributor. In the event Manufacturer discontinues the manufacture of any of the Products, this Agreement shall terminate with respect to such Product being discontinued and, in the event all Products are discontinued, this Agreement shall be terminated in its entirety.

8.0	TRADEMARKS

8.1	Distributor shall have the right during the term of this Agreement to use the trade names and/or trademarks (hereinafter ''Marks") of the Manufacturer in promoting sale of the Products in Canada, and for the purpose of describing itself as an official distributor of Manufacturer.

(a)	Distributor explicitly acknowledges that it only has a right to use the Marks and that the Marks, as well as the Technology, shall always and exclusively remain at all times the property of Manufacturer.

(b)	Distributor shall make no use of any Marks except in the form and with the graphics authorized in advance by Manufacturer. The Distributor shall, for each such use of the Marks, feature a prominent notice and acknowledgement of the registered ownership of Marks by Manufacturer and the existence of the right to use the Marks via this Agreement by Distributor. The Distributor shall also cause the symbol "®"or "TM" as applicable, to appear next to and/or otherwise adjacent the Marks.

8.2	Distributor shall not adopt or use any mark, logo, insignia or design that is, or is likely to be, confusingly similar to or could cause deception or mistake with respect to any of the Marks.

8.3	Distributor shall not me the Marks in any manner that would be offensive to good taste or would injure the reputation of the Manufacturer and/or of the Marks.

8.4

Manufacturer may, itself or through any reasonably designated representative, inspect the premises and operations of the Distributor at Distributor's place of business at any time during regular working hours to ensure that the Products to be sold under the Marks are up to the Manufacturer's quality standards. If the Manufacturer's inspection reveals deficiencies in the quality of Products, or the deterioration of Products and/or Product packaging, bearing the Marks which in the judgment of the Manufacturer would adversely reflect upon the Marks, the Distributor shall promptly rectify all such deficiencies in quality to the satisfaction of the Manufacturer and shall refrain from shipping any Products which have been so found. In order to ensure compliance with the Manufacturer's quality standards, the Distributor shall notify the Manufacturer at least thirty (30) days before beginning to advertise and/or otherwise use the Marks and give the Manufacturer an opportunity to inspect such advertisement and/or use of the Marks; until such initial offer is made and the Manufacturer given a reasonable opportunity to inspect, the Distributor shall not use the Marks in any advertisement and/or other use of the Marks. Parties jointly agree that existing (previously approved) ads can be run again with no prior notice.

8.5	During the term of this Agreement and thereafter, the Distributor shall not apply for, or aid or abet others to apply for, trademark registrations of any mark or design which includes the Marks (or any variations of them), alone or in combination, except with the Manufacturer's express prior written consent, nor shall the Distributor contest the Manufacturer's rights in and to the Marks.

(a)	Without limiting the foregoing, the Distributor shall not seek or aid and abet others to seek registration for marks which shall include in a composite way any of the Marks or variations of them. The Distributor's goodwill and uses of the Marks (as well as any Manufacturer authorized variations of the Marks) shall solely inure to the benefit of the Manufacturer.

(b)	If the Manufacturer desires to seek trademark protection in connection with any Marks subject to this Agreement, the Distributor shall supply the Manufacturer (at the Manufacturer's expense) all materials, including such things as advertising copy and/or other sales or marketing literature, the Manufacturer may request for such purposes and the Distributor shall also fully cooperate with the Manufacturer in connection with any such applications for protection on the Marks.

8.6	The Distributor covenants that it will keep any information or knowledge it has received from Manufacturer or learned with respect to the Products or the Technology pursuant to the terms of this Agreement confidential and not to disclose any such information to any third party. After the termination of this Agreement, the Distributor shall not use and shall have no right to use any of the Technology and/or Marks and/or any trade secrets confidential information of the Manufacturer to which Distributor has become aware of as a result of this Agreement and/or through dealings and communications with Manufacturer.

9.0	ASSIGNMENT

9.1	Distributor may not assign, transfer, or Encumber its interest in this Agreement or the rights granted to it pursuant to this Agreement except as expressly agreed to in writing by Manufacturer. Provided however, that Distributor may assign or otherwise delegate its rights and obligations under this Agreement to a sub-Distributor for the sole purpose of marketing and selling the Products in the Canadian province of Quebec in the French language. Any such sub-Distributor must agree in writing to be expressly bound to the terms and. conditions set forth in this Agreement prior to designated as such a sub-Distributor.

9.2	The Distributor retains the right to subcontract functions of the Distributor's business.

9.3	Manufacturer shall be entitled, without restriction or compensation, to assign in whole or part this Agreement provided that any such subsequent owner agrees to accept the terms and conditions of this Agreement then existing.

10.0	RELATIONSHIP BETWEEN PARTIES

10.1	Distributor agrees that it is not and shall not represent itself to be acting on behalf of Manufacturer for any purpose other that in the sale of the Products, and shall not incur any obligations nor make any promise or representation on behalf of Manufacturer.

10.2	This Agreement docs not in anyway create a partnership or an employer/employee relationship between Manufacturer and the Distributor or of each Parties' employees, officers, subcontractors, independent consultants, and the like.

10.3	Distributor shall be solely responsible for the discharge of its obligations and liabilities to third parties and shall have no right to indemnity or contribution from Manufacturer in respect thereof:

11.0	TERMINATION

11.1	This Agreement shall immediately and automatically terminate without notice or other act:

(a)	upon the attempted assignment by the Distributor of this Agreement or any of its rights or obligations hereunder:

(b)	upon the commencement or happening of any occurrence connected with insolvency, bankruptcy, dissolution or liquidation of the Distributor.

11.2	Manufacturer may terminate the exclusivity of this Agreement without any penalty if sales of the Products by Distributor do not equal two thousand units (2000) per month by a date calculated from eighteen months (18) from the date of the first shipment of product being delivered to Brandon, MB.

11.3	Manufacturer may terminate the entirety of this Agreement without any penalty if sales do not increase by a minimum of 15% per year thereafter for the term of the Initial Agreement.

12.0	RESULTS OF TERMINATION

12.1	Upon termination of this Agreement:

(a)	all unfulfilled orders for the Products from the Distributor shall be completed provided payment has been made in accordance with paragraph 5;

(b)	all rights granted by Manufacturer to the Distributor shall immediately be relinquished by the Distributor;

(c)	the Distributor shall discontinue the use of Manufacturer's Marks and/or Technology and/or proprietary or confidential information, and take no action which would make it appear to the public that the Distributor is still selling the Products and/or affiliated with the Manufacturer in any manner; and

(d)	any monies owing to or by either party to the other shall immediately become due and payable.

12.2	If Manufacturer chooses to cancel this agreement for cause and/or for any specific reason other than described in this Agreement, then a liquidated damages claim shall be paid to the Distributor by the Manufacturer as follows:

(a)	In the event that Distributor's sales of the Products is less than or equal to two thousand units (2000) per month on average calculated using the twelve (12) month period of time immediately prior to said termination by Manufacturer, the amount of liquidated damages shall be zero dollars Canadian (0); or

(b)	In the event that Distributor's sales of the Products is greater than two thousand units (2000) per month on average calculated using the twelve (12) month period of time immediately prior to said termination by Manufacturer, the amount of liquidated damages payable by Manufacturer to Distributor shall be one hundred and fifty thousand dollars Canadian (150,000).

12.3	The termination of this Agreement shall be without prejudice to any rights or obligations; which shall have accrued prior to such termination and shall not destroy or diminish the binding force or effect of any of the provisions of this Agreement which are either expressed or implied to come into force upon or continue in force after such termination.

13.0	TIME

13.1	Time shall be of the essence of this Agreement and the transactions contemplated in this Agreement.

14.0	APPLICABLE LAW

14.1	This Agreement shall be governed and interpreted in accordance with the laws of the Province of Manitoba.

15.0	DISPUTES

15.1	In the event of a dispute or disagreement between the parties hereto with respect to this Agreement or the interpretation of this Agreement, the dispute shall be resolved by reference to single arbitrator (if the parties can agree on one) and otherwise to a board of three arbitrators, the first to be appointed by one party to the dispute, the second to be appointed by the other party to the dispute and the third to be appointed by the first two arbitrators so appointed. The determination of such arbitrators shall be final and binding upon the parties hereto.

15.2	Any arbitration of this Agreement shall be submitted to arbitration in Manitoba, or another location mutually agreed to by the Parties. The arbitration shall be in accordance with the Commercial Arbitration Rules of the International Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction hereof.

16.0	LAWS AND REGULATIONS

16.1	The Distributor shall comply with all laws and regulations within Canada and the respective provinces of Canada in which it operates, and undertake all necessary corporate registrations of the Distributor that may be required.

17.0	NO WAIVER

17.1	No failure or delay on the part of Manufacturer to exercise its right of termination or cancellation, nor any default by the Distributor shall be construed to prejudice Manufacturer right of termination or cancellation for any other subsequent defaults.

18.0	NOTICES

18.1	All notices and communications shall he directed as follows:

To Distributor:	Hedley Enterprises Ltd.
5A - 2010 Currie Blvd
Brandon, MB R7B 4E7
Attention: Robert Garth Hedley

To Manufacturer:	Abattis Biologix Corp
310 - 885 Dunsmuir St
Vancouver, BC V6C 1N5
Attention: Mike Withrow

provided that any party shall be entitled to designate another address by giving notice of it to the other party in accordance with the terms of this Agreement. Any notice so mailed shall be deemed to have been received, except during a period of interruption of normal postal service, on the fourth business day following the date of mailing.
19.0	SUCCESSION

19.1	This Agreement and each of the terms and provisions hereof shall ensure to the benefit of and be binding, upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

20.0	ENTIRE AGREEMENT

20.1	This Agreement constitutes the entire agreement between the parties with respect to the subject matter of the Agreement and there are no other representations, warranties, covenants and agreements other than those set out herein, and may not be amended or modified except by an instrument in writing executed by all parties. This Agreement supersedes all prior agreements, memoranda and negotiations between the parties.

21.0	EXTENDED MEANINGS

21.1	Words importing the single number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

22.0	HEADINGS

22.1	The headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

23.0	SCHEDULES

23.1	The schedules attached to this Agreement form part of this Agreement.

24.0	SEPARATE EXECUTION

24.1

It is agreed that this Agreement may be executed in counterparts and by fax by the respective parties in order to expedite the closing. Once the counterparts have been executed by the respective parties this Agreement shall be binding upon all parties to the Agreement. IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto as of the day and year first above written.

THE CORPORATE SEAL OF	)
Abattis Biologix Corp.	)
was hereunto affixed in the presence of:	)
	)	c/s
Authorized Signatory	)
)
/s/ Mike Withrow	)
Authorized Signatory	)

THE CORPORATE SEAL OF	)
Hedley Enterprises Ltd.	)
was hereunto affixed in the presence of:	)
/s/ Robert Hedley, President	)	c/s
Authorized Signatory	)
)
)
Authorized Signatory	)

Schedule A